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                                                                      Exhibit 99

                          [COMMERCEFIRST BANCORP, INC.
                                  LOGO OMITTED]

                                  PRESS RELEASE
                             FOR IMMEDIATE RELEASE:

ANNAPOLIS, MARYLAND

Contact:  Richard J. Morgan
          President and Chief Executive Officer
          (410) 280-6695

        COMMERCEFIRST BANCORP RELEASES 1ST QUARTER 2006 FINANCIAL RESULTS

APRIL 20, 2006

COMMERCEFIRST BANCORP, INC., (OTCBB: CMFB), THE PARENT COMPANY OF COMMERCEFIRST BANK, TODAY RELEASED FINANCIAL RESULTS FOR ITS 2ND QUARTER 2005 OPERATIONS,
AS FOLLOWS:

CommerceFirst Bancorp, Inc., the holding company for CommerceFirst Bank, reported a consolidated net profit of $292 thousand for the three-month period ended March 31, 2006 after recording a provision for income tax expense of $144 thousand. This reflected a 62% increase over the $180 thousand earned for the three-month period ended March 31, 2005 after recording a provision for income tax expense of $113 thousand. These results are attributable to an increased asset base and an improved net interest margin.


                                                       THREE MONTHS
                                                 2006                2005

Revenues                                     $1,885,972          $1,258,154
Earnings before income tax                      435,689             293,090
Income tax (1)                                  143,874             113,000
Net earnings                                    291,815             180,090
Earnings per basic and diluted share              $0.16               $0.15
Average basic shares outstanding              1,803,583           1,171,168
Average diluted shares outstanding            1,844,583           1,192,723

(1) Includes federal and state income taxes.


Loan volume, net of allowance, increased by $9.1 million or 12% since December 31, 2005, and we continue to experience strong activity in this area despite increasing rates. The bank's net interest margin improved from 4.86% for the year ended December 31, 2005 to 5.13% for the quarter ended March 31, 2006.

We have received regulatory approval to establish two new branch offices and expect to open both within the next three to four months. One branch will be located in the BWI business district at 910 Cromwell Park Drive, Glen Burnie, Maryland. The second branch will be located at 6230 Old Dobbin Lane, Columbia, Maryland and will be our first office in Howard County.


Forward Looking Statements. This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations and estimates as to prospective events and circumstances that may or may not be in the Company's control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially.


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